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[LOGO] BANK OF AMERICA
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                                                         BUSINESS LOAN AGREEMENT

This Agreement dated as of January 10, 2000, is between Bank of America, N.A. (the "Bank") and PriceSmart, Inc. (the "Borrower").

1.     LINE OF CREDIT AMOUNT AND TERMS

1.1    LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Eight Million and 00/100 Dollars ($8,000,000.00).

(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment and the limitations specified in paragraph 1.3 below.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 31, 2000, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

1.3    BORROWING BASE.

(a) MARKETABLE COLLATERAL. The Borrower's obligations to the Bank under this facility will be secured by marketable collateral of the following types and otherwise acceptable to the Bank:

                                                  Advance            Margin Call
                     Collateral Type             Percentage           Percentage
                     ---------------             ----------           ----------
              Corporate Bonds (Moody's Rating        80%                  85%
              Baa or Standard & Poor's BBB or
              higher)
              MUTUAL FUNDS:
                 Money Market                        95%                  95%

       - Does not apply to convertible bonds. Convertible bonds are limited to the applicable percentages for the stock to which they may convert.

(b) ADVANCE RATE. No extension of credit will be made under this facility if, as a result, the principal balance outstanding under this facility would exceed the Borrowing Base. The "Borrowing Base" is the sum of the amounts determined by multiplying the Collateral Value by the Advance Percentage for each type of collateral securing this facility.

(c) MARGIN CALL. The principal balance outstanding under this facility must not exceed at any one time the sum of the amounts determined by multiplying the Collateral Value by the Margin Call Percentage for each type of collateral securing this facility. If this limit is exceeded, the Borrower shall have two banking days from the date the Borrower is notified by the Bank of such noncompliance, to either pledge additional collateral acceptable to the Bank, in its sole discretion, or reduce the principal balance outstanding under this facility so that, in either case, the principal balance outstanding is less than the Borrowing Base. This two day notice period and opportunity to cure shall not apply if the collateral threatens to decline speedily in value, and in such case the Borrower agrees that the Bank may immediately at the Bank's sole option
       (i) declare amounts due under this Agreement to be immediately due and payable, and/or (ii) sell all or any part of the collateral.

(d) The "Collateral Value" of collateral shall be determined at any given time as follows:

       (i) If a mutual fund, the Collateral Value shall be determined by multiplying (A) the most recent per share net asset value of such mutual fund obtained from the Wall Street Journal, times (B) the number of shares of such mutual fund held by the Bank as collateral. In the event that such net asset value is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to the Bank by a reputable brokerage firm selected by the Bank.


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       (ii)   If corporate bonds, the Collateral Value shall be determined from the most recent closing price for such bonds obtained from the Wall Street Journal. If such closing price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to the Bank by a reputable brokerage firm selected by the Bank.

(e) The Borrower may not sell, trade, or withdraw any part of the collateral without the prior approval of the Bank, which approval will not be unreasonably withheld.

(f) If any of the collateral is margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the Advance Percentage of the margin stock collateral.

(g) If any of the collateral is or may be considered restricted or control securities for purposes of Rule 144 of the Securities and Exchange Commission, the Borrower shall provide, in form and substance acceptable to the Bank, such information concerning the securities as may be required by the Bank, together with an agreement regarding Rule 144 executed by the owner of the securities. The Advance Percentage and Margin Call Percentage for securities covered by Rule 144 may be set by the Bank at a lower rate than specified above.

(h) For regulatory reasons, the Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter, Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C.
       Section 24, Seventh), as amended.

1.4    INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.5    REPAYMENT TERMS.

(a) The Borrower will pay interest on January 31, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

1.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)    the IBOR Rate plus 1 percentage points.

(b)    the LIBOR Rate plus 1 percentage points.

1.7    LETTERS OF CREDIT.

(a)    This line of credit may be used for financing:

       (i) commercial letters of credit with a maximum maturity not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

       (ii) standby letters of credit with a maximum maturity not to extend beyond the Expiration Date.

       (iii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed One Million and 00/100 Dollars ($1,000,000.00) for commercial letters of credit and One Million and 00/100 Dollars ($1,000,000.00) for standby letters of credit.


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(b)    The Borrower agrees:

       (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

       (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

       (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

       (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

       (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

       (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.


2.     OPTIONAL INTEREST RATES

2.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b)    Each IBOR Rate Portion will be for an amount not less than the following:

       (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

       (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

              IBOR Rate =          IBOR Base Rate
                             --------------------------
                             (1.00 - Reserve Percentage)

       Where,

       (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

       (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.


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(e)    Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(g)    The Bank will have no obligation to accept an election for an IBOR
       Rate Portion if any of the following described events has occurred and is continuing:

       (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

       (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

2.3 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than the following:

       (i) for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

       (ii) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                     LIBOR Rate = London Inter-Bank Offered Rate
                                  ------------------------------
                                   (1.00 - Reserve Percentage)

       Where,

       (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

       (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

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(f)    Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(h)    The Bank will have no obligation to accept an election for a LIBOR
       Rate Portion if any of the following described events has occurred and is continuing:

       (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

       (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

3.     FEES AND EXPENSES

3.1    FEES.

(a) LOAN FEE. The Borrower agrees to pay a loan fee in the amount of Ten Thousand and 00/100 Dollars ($10,000.00). This fee is due on or before the date of this Agreement.

(b) WAIVER FEE. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment registered by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

3.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3    REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for the cost of periodic audits of the collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits may be performed by employees of the Bank or by independent auditors.

4.     COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)    Stock and other securities as follows: account number
       #66-15-002-7328520 with Bank and all successor and replacement accounts, regardless of the numbers of such accounts or the offices at which such accounts are maintained (the "Account") and all rights of Borrower in connection with the Account.

       Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

       For regulatory reasons, the Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter. Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and

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       deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

5.     DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3    TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14506-07752, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.4    DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14506-07752, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the Discrepancy will be treated as follows:

       (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

       (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

              Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

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5.5   BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

5.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)   any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.9 DEFAULT RATE. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.10 INTEREST COMPOUNDING. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 2 percentage points. This may result in compounding of interest.

6.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2   GOVERNING DOCUMENTS. A copy of the Borrower's articles of incorporation.

6.3 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.6   OTHER ITEMS. Any other items that the Bank reasonably requires.

7.    REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

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7.2   AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

(b)   in compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

7.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 INCOME TAX MATTERS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.12 NO TAX AVOIDANCE PLAN. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

7.13 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.14 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.15 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.16 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's systems and equipment applications with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review, the Borrower does not believe the year 2000 problem, including costs of remediation, will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. The Borrower has developed adequate contingency plans to ensure to the best of its ability uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure, or to mitigate any losses that may arise from such failure.



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8.    COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements and copies of Form 10-K Annual Report filing with the Securities and Exchange Commission. These financial statements must be audited (with an unqualified option) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Copies of the Borrower's Form 10-Q Quarterly Report within 60 days after the date of filing with the Securities and Exchange Commission.

(c) Copies of the Borrower's monthly brokerage statements within 20 days of each period end.

8.3   NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable.

8.4   BOOKS AND RECORDS. To maintain adequate books and records.

8.5 AUDITS. To allow the Bank and its agents to examine, audit, and make copies of any physical certificates and books and records concerning the collateral securing this Agreement at any reasonable time. If any of the collateral, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits.

8.6 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

8.7 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.8 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.9 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.10 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.11 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

8.12 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)   liquidate or dissolve the Borrower's business.

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                                -9-

(c) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(d) sell, assign, lease, transfer or otherwise dispose of part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business and the sale of the Borrower's travel business as disclosed to the Bank.

(e)    acquire or purchase a business or its assets.

(f) voluntarily suspend its business for more than 7 days in any 30 day period.

8.13 BANK AS PRINCIPAL DEPOSITORY. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.     DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically by due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

9.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.3 FALSE INFORMATION. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

9.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

9.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

9.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

9.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

9.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

9.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

9.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.11 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

9.12 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any material obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

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                                      -10-

10.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2 CALIFORNIA LAW.  This Agreement is governed by California law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4 ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code)(the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as

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

determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit.

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

10.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.
                                        PriceSmart, Inc.

X /s/ Karin S. Barnes
------------------------------------
By: Karin S. Barnes, Vice President     X /s/ Robert M. Gans
                                        ---------------------------------------
                                        By: Robert M. Gans,
                                            Executive Vice President/Secretary
Address where notices to the
Bank are to be sent:
                                        X /s/ Allan Youngberg
San Diego Regional Commerical           ---------------------------------------
Banking Office #01450                   By: Allan Youngberg,
450 B Street, Mezzanine                     Executive Vice President/
San Diego, CA 92101                         Chief Financial Officer
                                            Address for Notices:

                                            4649 Morena Blvd.
                                            San Diego, CA 92117

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